EXHIBIT 99.1

Rockwell Medical Reports Third Quarter Results; Expanded Gross Profit Margins

Gross Profit Increases 276% for Third Quarter 2009

WIXOM, Mich., Nov. 4, 2009 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported today third quarter 2009 sales of $14.2 million, up 4.6% from $13.5 million in the third quarter of 2008. Loss for the third quarter 2009 was ($1.5) million or ($.11) per share compared to ($2.5) million or ($.18) per share for the third quarter of 2008.

Third Quarter Financial Highlights

 * Sales of $14.2 million increased 4.6% compared to the third quarter of 2008.
 * Sales increased 8.8% sequentially or $1.1 million over the second quarter of 2009.
 * Third quarter gross profit margins increased to 17.0% compared to 4.7% in the third quarter of 2008.
 * Gross profit increased 276% to $2.4 million compared to $.6 million in the third quarter of 2008.
 * Gross profit margins increased 2.7% sequentially over the second quarter 2009.
 * Gross profit increased $.5 million over the second quarter of
   2009.
 * R&D expense was $2.0 million compared to $1.0 million in the third quarter 2008.
 * Loss of ($1.5) million compared to a loss of ($2.5) million in the third quarter 2008.

First Nine Months Financial Highlights

 * Sales of $40.0 million increased $1.8 million or 4.8% compared to the first nine months of 2008.
 * Gross profit margins increased to 13.7% from 6.1% in the first nine months of 2008.
 * Gross profit increased 134% to $5.5 million compared to $2.3 million in the first nine months of last year.
 * R&D expense was $5.3 million compared to $2.6 million in the first nine months of 2008.
 * Loss of ($4.9) million compared to a loss of ($4.8) million in the nine months of 2008.

Drug Development and Corporate Progress

 * Successfully raised $20.5 million in net proceeds from a
   registered direct offering that closed October 5, 2009.
 * Completed SFP Phase IIb clinical study in late October 2009.
 * Rebranded Company with new name and  introduced a new website to reflect strategic focus towards bio-pharma.
 * Inclusion into the Russell 2000, 3000 and Global Indices.
 * Strengthened regulatory expertise with the addition of Dr. Jur
   Strobos M.D. to our Scientific Advisory Board.

Mr. Robert L. Chioini, Chairman and CEO stated, "We have made great progress in 2009 showing improvements in both our operating business and our drug development business. Our operating margins have increased significantly due in part to our continued effort to improve efficiencies, thereby contributing cash flow to our drug development efforts, while our recent financing, strengthened regulatory team and completed Phase IIb study should enable us to make considerable progress in our late-stage SFP clinical development."

Rockwell Medical will be hosting a conference call to review its 2009 third quarter results on Wednesday, November 4, 2009 at 4:15 pm EST. Investors are encouraged to call a few minutes in advance at (877) 419-6603 to listen to the call or on the web at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=74114&CompanyID=RMTI&e=1&mediaKey=A2FAB283B25BD82A09AC1C359F047CEF

The call will be available for replay for one week at the same link above.

About SFP:

SFP is a novel, investigational, continuous iron therapy designed to treat iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal, physiologic dietary iron intake. SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to replenish iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity, while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response to erythropoiesis-stimulating agents (ESA), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell Medical has licensed exclusive world-wide rights to manufacture and sell SFP and patents have issued for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $850 million.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

              ROCKWELL MEDICAL TECHNOLOGIES, INC.

                CONSOLIDATED INCOME STATEMENTS
  For the three and nine months ended September 30, 2009 and
                     September 30, 2008
                        (Unaudited)

                    Three Months Three Months Nine Months  Nine Months
                       Ended        Ended        Ended        Ended
                     Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                       2009         2008         2009         2008
                    -----------  -----------  -----------  -----------
 Sales              $14,158,234  $13,533,986  $39,968,018  $38,128,359
 Cost of Sales       11,751,499   12,893,377   34,508,410   35,798,671
                    -----------  -----------  -----------  -----------
  Gross Profit        2,406,735      640,609    5,459,608    2,329,688
 Selling, General
  and
  Administrative      1,946,570    2,176,188    5,078,073    4,785,675
 Research and
  Product
  Development         1,977,618      993,262    5,312,499    2,557,718
                    -----------  -----------  -----------  -----------
  Operating (Loss)   (1,517,453)  (2,528,841)  (4,930,964)  (5,013,705)
 Interest Expense
  (Income), Net           3,990      (17,795)      20,493     (182,482)
                    -----------  -----------  -----------  -----------
  Net (Loss)        $(1,521,443) $(2,511,046) $(4,951,457) $(4,831,223)
                    ===========  ===========  ===========  ===========
 Basic Earnings
  (Loss) per Share       ($0.11)      ($0.18)      ($0.35)      ($0.35)

 Diluted Earnings
  (Loss) per Share       ($0.11)      ($0.18)      ($0.35)      ($0.35)

Note:

The Company reclassified specific quality assurance and operations management expenses totaling $138,000 to "cost of sales" from "selling, general and administrative expense" for the third quarter of 2008 and $398,000 for the first nine months of 2008 to maintain comparability of prior year results with the current year presentation.

                  ROCKWELL MEDICAL TECHNOLOGIES, INC.

                      CONSOLIDATED BALANCE SHEETS
             As of September 30, 2009 and December 31, 2008

                                           September 30,  December 31,
      ASSETS                                   2009           2008
                                           (Unaudited)
                                           ------------   ------------
 Cash and Cash Equivalents                 $  2,767,950   $  5,596,645
 Accounts Receivable, net of a reserve of
  $55,000 in 2009 and $97,000 in 2008         5,086,207      5,229,656
 Inventory                                    2,674,569      3,161,625
 Other Current Assets                           520,583        440,765
                                           ------------   ------------
  Total Current Assets                       11,049,309     14,428,691

 Property and Equipment, net                  3,491,495      3,249,003
 Intangible Assets                              229,991        240,656
 Goodwill                                       920,745        920,745
 Other Non-current Assets                       147,820        120,887
                                           ------------   ------------
  Total Assets                             $ 15,839,360   $ 18,959,982
                                           ============   ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

 Notes Payable & Capitalized Lease
  Obligations                              $     68,594   $    176,850
 Accounts Payable                             4,219,095      5,210,972
 Accrued Liabilities                          1,804,868      1,464,828
 Customer Deposits                              923,086        245,186
                                           ------------   ------------
  Total Current Liabilities                   7,015,643      7,097,836

 Long Term Notes Payable & Capitalized
  Lease Obligations                              26,464         41,203

  Shareholders' Equity:
 Common Shares, no par value,
  14,220,410 and 14,104,690 shares issued
  and outstanding                            36,378,500     34,799,093
 Common Share Purchase Warrants,
  2,154,169 and 2,114,169 warrants
  issued and outstanding                      3,726,758      3,378,398

 Accumulated Deficit                        (31,308,005)   (26,356,548)
                                           ------------   ------------
  Total Shareholders' Equity                  8,797,253     11,820,943
                                           ------------   ------------
  Total Liabilities And Shareholders'
   Equity                                  $ 15,839,360   $ 18,959,982
                                           ============   ============

CONTACT:  The Trout Group LLC
          Brian Korb, VP
          (646) 378-2923